Exhibit 13.2

906 CERTIFICATION

The certification set forth below is being submitted in connection with the amended Annual Report on Form 20-F/A for the year ended December 31, 2017 for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Valter Moro, the Chief Executive Officer and Raúl Arteaga E., the Chief Financial Officer of Enel Generación Chile S.A. (“Enel Generación Chile”), each certifies that, to the best of his knowledge:

1.	the report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and
2.	the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Enel Generación Chile.

Date:  May 25, 2018

/s/ Valter Moro
Name: Valter Moro
Chief Executive Officer

/s/ Raúl Arteaga E.
Name: Raúl Arteaga E.
Chief Financial Officer